UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

SCHEDULE 14A
__________________________________

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐          Preliminary Proxy Statement
☐          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐          Definitive Proxy Statement
☒          Definitive Additional Materials
☐          Soliciting Material Under Rule 14a-12

ReWalk Robotics Ltd.
(Name of the Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in Exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

August 9, 2024

REWALK ROBOTICS LTD.
200 Donald Lynch Blvd., Marlborough, MA 01752, U.S.A.
Tel: +1 508.251.1154

Supplement to Proxy Statement for
Annual Meeting of Shareholders
to be held on September 4, 2024

The following information supplements the Definitive Proxy Statement on Schedule 14A filed by ReWalk Robotics Ltd. (doing business as “Lifeward”) (the “Company”) with the U.S. Securities and Exchange Commission on July 29, 2024 in connection with the Company’s 2024 Annual Meeting of Shareholders to be held at 10:00 a.m. (Eastern Daylight Time) on Wednesday, September 4, 2024, at the Company’s offices at 200 Donald Lynch Blvd., Marlborough, Massachusetts, U.S.A (including any adjournments, postponements or continuations thereof, the “Annual Meeting”).

On July 25, 2024, the Company received an email from counsel to Creative Value Capital Limited Partnership, which claims to be a beneficial shareholder of the Company (the “Shareholder”), demanding that the Company add to the agenda of the Annual Meeting the election of two candidates proposed by the Shareholder for the Company’s Board of Directors (the “Purported Agenda Supplement Notice”). The Company determined that the Purported Agenda Supplement Notice was invalid, as the Shareholder failed to demonstrate that it owns at least 5% of the Company’s outstanding voting power, as required by the applicable regulations in order to nominate a candidate for director. On July 28, 2024, counsel for the Company advised counsel for the Shareholder that the Company rejected the Purported Agenda Supplement Notice on those grounds as well as others.

On August 6, 2024, the Shareholder filed a legal action in the Nazareth District Court (the “Court”) seeking a judgment ordering the Company to add to the agenda of the Annual Meeting a proposal relating to the election of the Shareholder’s two candidates for the Company’s Board of Directors. The case remains pending, and the Court has scheduled a hearing for this matter on August 26, 2024. The Court has ordered the Company to file its response by August 20, 2024. On August 8, 2024, the Company filed a motion to dismiss the Shareholder’s legal action in limine.

Shareholders do not need to take any action at this time. The Company urges shareholders to ignore any calls, emails or mailings from the Shareholder. Unless the litigation results in a finding that the Purported Agenda Supplement Notice is valid, any director nominations made by the Shareholder will be disregarded, and no proxies voted in favor of the Shareholder’s nominees will be recognized or tabulated at the Annual Meeting.

Thank you for your continued support.

Very truly yours, Jeff Dykan Chairman of the Board of Directors